Exhibit 99.1

Press Release dated August 15, 2003

A

NEWS RELEASE
FOR RELEASE FRIDAY, AUGUST 15, 2003 AT 7:20 A.M. EDT

CONTACTS:	W. Brian Kretzmer MAI Systems Corporation Chief Executive Officer 949.598.6160 brian.kretzmer@maisystems.com	James W. Dolan MAI Systems Corporation Chief Financial Officer 949.598.6404 james.dolan@maisystems.com

MAI Systems Reports Second Quarter 2003 Results

LAKE FOREST, CA (August 15, 2003) .. . . MAI Systems Corporation (OTCBB: MAIY.OB) announced today that its three-month and six-month ended June 30, 2003 revenue, net income (loss), and income (loss) per share from operations were $4.8 million, $(0.1) million, $(0.01) and $9.9 million, $0.2 million and $0.01, respectively.  This compares to $5.5 million, $0.3 million, $0.02 and $11.2 million, $0.7 million, $0.05 for the three-month and six-month period ended June 30, 2002, respectively.

MAI Chief Executive Officer W. Brian Kretzmer commented, “Our second quarter results were adversely impacted by SARS in Asia and the continuing economic challenges in the travel industry at large. We also incurred a $212,000 expense for pension cost related to employees of our discontinued operations.”

About MAI Systems Corporation

MAI Systems is a worldwide provider of total information system solutions to the hospitality, resort and destination market. Headquartered in Lake Forest, California, MAI has worldwide offices for sales and service. For information on the Company’s innovative hospitality solutions, call 1.800.497.0532, or visit www.hotelinfosys.com or www.maisystems.com.

Certain statements in this news release may constitute “forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, declining economic conditions, including a slowdown or recession; future terrorist activities affecting the hospitality industry; the Company’s ability to retain and increase revenue from existing clients and to execute agreements with new clients; the successful implementation of strategic relationships with other vendors and service providers; the competitive nature of the market for our software products and services; rapid technological change in the software industry and possible delays in development or shipment of new versions of key product lines; the Company’s ability to attract and retain qualified technical and management personnel; inability to control costs; changes in our product pricing; changes in business strategy or development plans; and other factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and other interim reports filed from time to time with the Securities and Exchange Commission.  Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

TABLE FOLLOWS

MAI SYSTEMS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	(in thousands, except per share data)		(in thousands, except per share data)
	2002	2003	2002	2003
Revenue:
Software	$1,124	$1,127	$2,391	$2,257
Network and computer equipment	134	86	404	235
Services	4,230	3,539	8,425	7,446
Total revenue	5,488	4,752	11,220	9,938

Direct costs:
Software	192	52	349	258
Network and computer equipment	90	74	292	165
Services	1,499	1,100	3,119	2,274
Total direct costs	1,781	1,226	3,760	2,697

Gross profit	3,707	3,526	7,460	7,241

Selling, general and administrative expenses	2,322	2,438	4,382	4,969
Research and development costs	656	658	1,664	1,340
Amortization of intangibles	45	—	109	—
Other operating (income) loss	6	3	5	(46)

Operating income	678	427	1,300	978

Interest income	1	—	3	1
Interest expense	(388)	(292)	(775)	(642)
Other non-operating expense	(14)	(212)	(27)	(212)

Income (loss) from continuing operations before income taxes	277	(77)	501	125
Income tax benefit (expense)	(5)	(5)	(8)	54
Income (loss) from continuing operations	272	(82)	493	179

Income from discontinued operations	74	—	180	—

Net income (loss)	$346	$(82)	$673	$179

Income (loss) per share:

Continuing Operations:
Basic income (loss) per share	$0.02	$(0.01)	$0.04	$0.01
Diluted income (loss) per share	$0.02	$(0.01)	$0.04	$0.01

Discontinued Operations:
Basic income per share	$0.01	$0.00	$0.01	$0.00
Diluted income per share	$0.01	$0.00	$0.01	$0.00

Net income per share:
Basic income (loss) per share	$0.02	$(0.01)	$0.05	$0.01
Diluted income (loss) per share	$0.02	$(0.01)	$0.05	$0.01

Weighted average common shares used in determining income (loss) per share:

Basic	13,852	14,426	13,754	14,426
Diluted	14,361	14,426	14,223	14,726

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